Exhibit (a)(1)(P)
INSTRUCTIONS TO ELECTION/WITHDRAWAL FORM
     1. Delivery of Election Form. A properly completed and duly executed election form must be received by Atmel Corporation by 9:00 p.m. Pacific Time on December 21, 2007. We will not accept delivery of any election form after closing of the Offer. If we do not receive a properly completed and duly executed election form (either electronically through the Offer website or through a paper election form) from you before the closing of the Offer, we will not accept your eligible option(s) for amendment. Those options will not be amended pursuant to this Offer.
     If you are not able to submit your election electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper election form and return it via facsimile to Carol Pleva, Manager, Stock Administration at (408) 436-4111 before 9:00 p.m., Pacific Time, on December 21, 2007. To obtain a paper election form, please contact Carol Pleva, Manager, Stock Administration via telephone at (408) 487-2731 or via e-mail at Carol.Pleva@atmel.com
     Atmel Corporation intends to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that Atmel Corporation received your response, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail Carol Pleva, Manager, Stock Administration at Carol.Pleva@atmel.com
     You may change your mind after you have submitted an election form and withdraw your election at any time before the closing date, which will be December 21, 2007, at 9:00 p.m. Pacific Time, unless the Offer is extended. If we extend the closing date, you may withdraw your election with respect to all of your eligible option(s) at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before 9:00 p.m. Pacific Time on December 21, 2007.
     To validly change or revoke your election, you must access the Offer website at https://atmel.equitybenefits.com/ and complete and deliver a withdrawal or a new election form electronically or fill-out and deliver a paper withdrawal or a new election form to Atmel Corporation prior to the closing of the Offer. You should print a copy or make a copy of your revised election form and updated confirmation statement and keep those documents with your other records for the Offer.
     If we have not accepted your election by 9:00 p.m. Pacific Time on January 23, 2008 (the 40th business day after the November 26, 2007 commencement date of the Offer), you may withdraw your election at any time thereafter until we accept it. However, it is anticipated that we will accept your election, if made, immediately after the Offer closing date.
     While participation in the Offer is completely voluntary, if you elect not to amend your eligible option(s) pursuant to the Offer, then you will be solely responsible for any taxes, penalties or interest payable you should incur under Section 409A of the Internal Revenue Code and similar state taxes.

     2. Amendment. If you intend to amend your eligible option(s) pursuant to the Offer, you must access your account at the Offer website at https://atmel.equitybenefits.com/, properly complete and duly execute the election form or fill out and properly submit a paper election form. If you wish to participate in the Offer, you are required to accept the Offer with respect to all of your eligible option(s) with respect to each option grant you wish to amend.
     3. Exercise of Eligible Options Before Expiration of the Offer if You Choose to Amend the Exercise Date. If you elect to participate in the Offer but exercise any eligible option prior to the expiration of the Offer, any remaining unexercised eligible options will no longer be eligible to be amended to choose a fixed exercise date. If you elected a fixed exercise date for any unexercised eligible option, your election will be automatically withdrawn and you will have to make a new election if you wish to participate in the Offer.
     3. Signatures on This Election Form. You must electronically sign the election form if you submit you election through the Offer website. If you submit a paper Election/Withdrawal Form you must physically sign the Election/Withdrawal Form.
     4. Requests for Assistance or Additional Copies. If you need additional copies of the Offer documents or the election or withdrawal forms, you should e-mail Carol Pleva, Manager, Stock Administration at Carol.Pleva@atmel.com. Copies will be furnished promptly at the expense of Atmel Corporation. You can also view and print documents at https://atmel.equitybenefits.com/ For general questions concerning the Offer or general questions about the tax consequences discussed in the Offer, please e-mail Jon Gonzales, Director, Chief Corporate Counsel at Atmel at Jon.Gonzales@atmel.com
     5. Reservation of Rights. Atmel Corporation reserves the right, at our discretion, at any time, to extend the period of time during which the Offer is open and delay the acceptance for amendment of any options. If we elect to extend the period of time during which the Offer is open, we will give you written notice of the extension and delay, as described below. If we extend the closing date, we will also extend your right to make or withdraw elections with respect to eligible option(s) until such extended closing date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled closing date.
     We also reserve the right, in our reasonable judgment, before the closing date to terminate or amend the Offer and to postpone the closing of the Offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made), by giving written notice of the termination or postponement to you or by making a public announcement of the termination.
     Subject to compliance with applicable law, we further reserve the right, before the closing date, in our discretion, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in the Offer or by decreasing or increasing the number of options being sought in the Offer.
     6. Important Tax Information. You should refer to Section 14 of the Offer to Amend, which contains material U.S. federal income tax information concerning the Offer. We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating or not participating in the Offer.

     7. Copies. You should print a copy of your Election/Withdrawal Form, after you have completed and electronically signed it, and retain it for your records, or you should make a copy of our paper election form and retain it form your records.
     8. Paper Delivery. Please remember that if you are not able to submit your election electronically via the Offer website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election/Withdrawal Form and return it to Atmel Corporation via facsimile to Carol Pleva, Manager, Stock Administration at (408) 436-4111 before 9:00 p.m., Pacific Time, on December 21, 2007. To obtain a paper election form, please contact Carol Pleva, Manager, Stock Administration via telephone at (408) 487-2731 or via e-mail at Carol.Pleva@atmel.com
     IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE, A VALID, COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY ATMEL CORPORATION BY 9:00 P.M. PACIFIC TIME ON DECEMBER 21, 2007.